Exhibit 99.1

Timberland Bancorp, Inc.


Contact:   Michael R. Sand,
           President & CEO
           Dean J. Brydon, CFO
           (360) 533-4747
           www.timberlandbank.com
           ----------------------

    Timberland Bancorp Announces Fiscal Fourth Quarter and Year End Results
           Reflecting Strong Capital and Excellent Deposit Growth


HOQUIAM, WA - November 9, 2010 -- Timberland Bancorp, Inc. (NASDAQ: TSBK) ("Timberland" or "the Company") today reported a net loss of $(141,000) for its fiscal fourth quarter ended September 30, 2010. The current quarter's results include a non-cash valuation allowance of $890,000 ($587,000 after tax) established for the Bank's mortgage servicing rights ("MSRs") asset. This non-cash expense reduced the Company's earnings for the current quarter by $0.09 per diluted common share. Net loss to common shareholders after adjusting for the accrual of the preferred stock dividend and the preferred stock discount accretion was $(403,000), or $(0.06) per diluted common share. This compares to net income available to common shareholders of $543,000, or $0.08 per diluted common share for the quarter ended June 30, 2010 and a net loss to common shareholders of $(524,000), or $(0.08) per diluted common share, for the quarter ended September 30, 2009.

The non-cash valuation allowance established during the quarter is primarily the result of lower mortgage interest rates at quarter end relative to those of the prior quarter. Lower interest rates reduced the market value of the Bank's mortgage servicing rights by reducing the expected duration of the cash flows associated with the asset. Conversely, rising rates typically diminish refinance activity, extend the expected duration of the cash flows and increase the market value of the asset. Timberland recorded full recoveries of the valuation allowances on its mortgage servicing rights in the amount of $169,000 and $22,000 for the quarters ended September 30, 2009 and June 30, 2010, respectively.

For fiscal 2010, the Company reported a net loss of $(2.29 million). The fiscal year loss was primarily the result of provisioning $5.3 million to loan loss reserves during the quarter ended March 31, 2010. Net loss to common shareholders after adjusting for the preferred stock dividend and the preferred stock discount accretion was $(3.33 million), or $(0.50) per diluted common share. This compares to a net loss to common shareholders of $(1.01 million), or $(0.15) per diluted common share for the fiscal year ended September 30, 2009.

Fiscal Fourth Quarter 2010 Highlights:
  - Capital levels remain very strong: Total Risk Based Capital of 16.26%; Tier 1 Leverage Capital Ratio of 10.96%; Tangible Capital to Tangible Assets Ratio of 10.75%, all solidly above well capitalized levels
  - Total loan delinquencies including non-performing loans ("NPLs") decreased to $35.0 million at September 30, 2010, the lowest level in over a year
  - Construction and land development loans decreased 50% year over year and now account for 12% of total loans
  - Speculative one- to four-family construction loans and multi-family construction loans account for only 2% of the total loan portfolio
  -    Land development loans account for only 1% of the total loan portfolio
  -    Net interest margin for the current quarter remained strong at 3.77%
  -    On balance sheet liquidity increased to 21% of total liabilities
  -    Deposits increased 14% year over year with no brokered funds

"We have continued to reduce our exposure to speculative construction, land development and multi-family / condominium construction loans during the past year," stated Michael Sand, Timberland's President and CEO. "These three loan types represented 9.23% of our total loan portfolio at September 30, 2009, but represented only 2.65% of the portfolio at September 30, 2010. The Bank's exposure to construction loans has been reduced 50% to $69.3 million from $139.7 million one year earlier." Owner-builder / custom construction loans represented 45% of the Bank's $69.3 million construction loan portfolio at September 30, 2010. "Owner-builder / custom construction loans do not possess the speculative component associated with construction loan types that have been the source of significant losses in our industry during the past two years," Sand also

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Timberland Q4 Earnings
November 9, 2010
Page 2


stated. "Loans 30 or more days delinquent plus non-accrual loans declined 19% from the total at September 30, 2009 and declined 32% from the total at December 31, 2009."

"Near record low interest rates have increased refinance and purchase activity in our markets which has resulted in increased income from mortgage banking activities," Sand added. "We have continued to sell loans into the secondary market rather than placing them in the portfolio given the low interest rate environment. This choice, along with strong deposit inflows, has resulted in an increased liquidity position and has slightly affected our net interest margin."

Capital Ratios and Asset Quality

Timberland Bancorp remains very well capitalized with a total risk-based capital ratio of 16.26%, a Tier 1 leverage capital ratio of 10.96% and a tangible capital to tangible assets ratio of 10.75% at September 30, 2010.

Total delinquent and non-accrual loans decreased to $35.0 million at September 30, 2010 from $51.3 million at December 31, 2009 and from $35.1 million at June 30, 2010. The non-performing assets ("NPAs") to total assets ratio increased slightly to 5.36% at September 30, 2010 from 5.12% at June 30, 2010. Timberland recorded a $2.0 million provision to its allowance for loan losses during the current quarter. Net charge-offs for the quarter ended September 30, 2010 totaled $1.6 million compared to $6.5 million for the quarter ended June 30, 2010 and $1.5 million for the quarter ended September 30, 2009. The allowance for loan losses of $11.3 million represented 2.09% of loans receivable and loans held for sale at September 30, 2010.

NPLs increased to $24.9 million at September 30, 2010 from $21.0 million at June 30, 2010 and were comprised of 76 loans and 52 credit relationships.
NPLs were comprised of the following at September 30, 2010:
  - 12 commercial real estate loans totaling $7.25 million (of which the largest had a balance of $2.71 million)
  - 24 land loans totaling $5.46 million (of which the largest had a balance of $826,000)
  - Eight land development loans totaling $3.79 million (of which the largest had a balance of $1.42 million)
  - 17 single family home loans totaling $3.69 million (of which the largest had a balance of $722,000)
  - Four single family speculative home loans totaling $2.05 million (of which the largest had a balance of $759,000)
  - Two condominium construction loans totaling $1.77 million (of which the largest had a balance of $1.45 million)
  - Five home equity loans totaling $780,000 (of which the largest had a balance of $358,000)
  -    Two commercial business loans totaling $46,000
  -    Two consumer loans totaling $26,000

Net charge-offs totaled $1.64 million during the quarter ended September 30, 2010 and were primarily comprised of the following:
  -    $745,000 on three land development loans
  -    $466,000 on five commercial real estate loans
  -    $274,000 on nine land loans
  -    $101,000 on four single family speculative construction loans
  -    $38,000 on one single family home loan

Other real estate owned ("OREO") and other repossessed items decreased 11.1% to $11.52 million at September 30, 2010 from $12.96 million at June 30, 2010. At September 30, 2010 the OREO portfolio consisted of 27 individual properties and three other repossessed assets. The properties consisted of two condominium projects totaling $3.9 million, three land development projects totaling $3.3 million, eight single family homes totaling $1.7 million, 11 land parcels totaling $1.4 million and three commercial real estate properties totaling $1.1 million. During the quarter ended September 30, 2010 four OREO properties and two other repossessed assets totaling $1.5 million were sold. In addition, the sales of six residential building lots were closed in the Clark County, Washington OREO subdivision during the quarter ended September 30, 2010 with four pending sales in the plat at quarter end. The Bank has a 12.5% participation interest in the plat. Also closed during the quarter were six residential building lots in the Bank's Richland, Washington OREO subdivision. Four additional sales were pending in the subdivision at quarter end. The Tri-cities area of Eastern Washington in which the Richland plat resides continues to represent one of the stronger economic areas in Washington State.

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Timberland Q4 Earnings
November 9, 2010
Page 3

Balance Sheet Management

Total assets increased 1% to $742.7 million at September 30, 2010 from $732.4 million at June 30, 2010. The increase in total assets was primarily the result of a $19.4 million increase in cash equivalents and certificates of deposits ("CDs") held for investment, which was partially offset by a decrease in net loans receivable and other real estate owned. "We continue to build and maintain a high level of liquidity, both on balance sheet and through off-balance sheet sources," said Dean Brydon, Chief Financial Officer. Liquidity as measured by cash and cash equivalents, CDs held for investment and available for sale investments increased to 21.4% of total liabilities at September 30, 2010 from 18.9% at June 30, 2010 and 13.5% one year ago. On October 1, 2010, just after quarter end, management elected to use a portion of the Bank's excess liquidity to prepay certain Federal Home Loan Bank of Seattle advances. Four advances of $5.0 million each were prepaid. The advances had scheduled maturity dates in October and December of 2010 and in January of 2011. The average interest rate of these four advances was 4.08%.

Net loans receivable decreased 1% to $527.6 million at September 30, 2010 from $533.1 million at June 30, 2010. "The mix of loans in our portfolio continues to improve," said Brydon. "Overall, we have reduced our total exposure to construction and land development loans by 50% from one year ago." The Company continues to originate owner / builder single family home construction loans (which do not possess a speculative nature) and certain commercial real estate construction loans, but has dramatically reduced its exposure to speculative construction loans.


LOAN PORTFOLIO
($ in thousands)           Sept. 30, 2010     June 30, 2010    Sept. 30, 2009
                           Amount  Percent   Amount  Percent   Amount  Percent
                           ------  -------   ------  -------   ------  -------
Mortgage loans:
 One-to-four family      $121,014      22%  $116,805     21%  $110,556    19%
 Multi-family              32,267       6     33,127      6     25,638     4
 Commercial               208,002      37    215,336     38    188,205    32
 Construction and land
  development              69,271      12     66,248     12    139,728    23
 Land                      62,999      11     63,684     11     65,642    11
                         --------     ---   --------    ---   --------   ---
  Total mortgage loans    493,553      88    495,200     88    529,769    89

Consumer loans:
 Home equity and second
  mortgage                 38,418       7     39,215      7     41,746     7
 Other                      9,086       2      9,514      2      9,827     2
                         --------     ---   --------    ---   --------   ---
  Total consumer loans     47,504       9     48,729      9     51,573     9

Commercial business loans  17,979       3     18,114      3     13,775     2
                         --------     ---   --------    ---   --------   ---
Total loans               559,036     100%   562,043    100%   595,117   100%
                                      ===               ===              ===
Less:
 Undisbursed portion of
  construction loans in
  process                 (17,952)           (15,780)          (31,298)
 Deferred loan
  origination fees         (2,229)            (2,232)           (2,439)
 Allowance for loan
  losses                  (11,264)           (10,900)          (14,172)
                         --------           --------          --------
Total loans receivable,
 net                     $527,591           $533,131          $547,208
                         ========           ========          ========

CONSTRUCTION AND LAND DEVELOPMENT LOAN COMPOSITION



($ in thousands)        Sept. 30, 2010     June 30, 2010      Sept. 30, 2009
                                Percent            Percent            Percent
                                of Loan            of Loan            of Loan
                       Amount  Portfolio  Amount  Portfolio  Amount  Portfolio
                       ------  ---------  ------  ---------  ------  ---------
Custom and owner /
 builder              $30,945       5%   $29,080       5%   $35,414       6%
Speculative one- to
 four-family            4,777       1      5,071       1     16,959       3
Commercial real
 estate                23,528       4     20,363       4     49,397       8
Multi-family
 (including
 condominium)           3,587       1      4,014       1     18,800       3

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Timberland Q4 Earnings
November 9, 2010
Page 4


Land development        6,434       1      7,720       1     19,158       3
                      -------      --    -------      --   --------      --
  Total construction
   and land
   development loans  $69,271      12%   $66,248      12%  $139,728      23%
                      =======      ==    =======      ==   ========      ==

Total loan originations were $49.3 million for the quarter ended September 30, 2010 compared to $36.5 million for the preceding quarter and $59.5 million for the comparable quarter one year ago. Historically low interest rates continue to motivate borrowers to refinance existing mortgage loan obligations. Timberland continues to sell fixed rate one-to-four family mortgage loans into the secondary market for asset liability management purposes and to generate non-interest income. During the quarter ended September 30, 2010, $24.0 million one-to-four family fixed-rate mortgage loans were sold on the secondary market compared to $12.1 million for the preceding quarter and $21.7 million for the quarter ended one year ago.

The Bank's land loan portfolio decreased to $63.0 million at September 30, 2010 from $65.6 million at the end of the prior fiscal year. The portfolio consists of 499 loans on a variety of land types including individual building lots, acreage, raw land and commercially zoned properties. The average loan size for the entire land portfolio was approximately $126,000 at September 30, 2010.

Timberland's mortgage-backed securities and other investments decreased by $1.0 million during the quarter to $16.2 million at September 30, 2010 from $17.2 million at June 30, 2010, primarily as a result of prepayments, regular amortization and impairment related write-downs. During the quarter ended September 30, 2010, other-than-temporary-impairment ("OTTI") credit related write-downs and realized losses of $151,000 were recorded on the private label mortgage-backed securities that were acquired in the in-kind redemption from the AMF family of mutual funds in June 2008. At September 30, 2010 the Bank's remaining private label mortgage-backed securities portfolio had been reduced to $5.0 million from an original acquired balance of $15.3 million.


DEPOSIT BREAKDOWN
($ in thousands)           Sept. 30, 2010     June 30, 2010    Sept. 30, 2009
                           Amount  Percent   Amount  Percent   Amount  Percent
                           ------  -------   ------  -------   ------  -------
Non-interest bearing      $ 58,755    10%   $ 52,018     9%   $ 50,295    10%
N.O.W. checking            153,304    26     154,753    27     117,357    23
Savings                     67,448    12      66,134    12      58,609    12
Money market                55,723    10      54,506    10      62,478    12
Certificates of deposit
 under $100                150,633    26     148,864    26     135,242    27
Certificates of deposit
 $100 and over              93,006    16      91,710    16      77,926    15
Certificates of deposit -
 brokered                      - -    --         - -   - -       3,754     1
                          --------   ---    --------   ---    --------   ---
  Total deposits          $578,869   100%   $567,985   100%   $505,661   100%
                          ========   ===    ========   ===    ========   ===


Total deposits increased by 2% to $578.9 million at September 30, 2010, from $568.0 million at June 30, 2010 primarily as a result of a $6.7 million increase in non-interest bearing account balances, a $3.1 million increase in CD account balances, a $1.3 million increase in savings account balances and a $1.2 million increase in money market account balances. These increases were partially offset by a $1.4 million decrease in N.O.W. checking account balances.

Total shareholders' equity decreased $271,000 to $85.41 million at September 30, 2010, from $85.68 million at June 30, 2010. The decrease in equity was primarily a result of accrued dividends on preferred stock and the nominal net loss for the quarter. Timberland continues to remain very well capitalized with a total risk based capital ratio of 16.26% and a Tier 1 leverage capital of 10.96%. Book value per common share was $9.89 and tangible book value per common share was $9.00 at September 30, 2010.


Operating Results

Fiscal fourth quarter operating revenue (net interest income before provision for loan losses, plus non-interest income excluding OTTI charges and valuation allowances on MSRs), increased 4% to $8.8 million from $8.5 million for the immediately prior quarter and was consistent with the $8.8 million amount in the comparable quarter one year ago. The increase in operating

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Timberland Q4 Earnings
November 9, 2010
Page 5


revenue from the immediately prior quarter was primarily the result of an increase in gains on sale of loans due to an increase in the dollar amount of fixed rate single family home loans sold into the secondary market. For fiscal 2010, operating revenue decreased 4% to $34.4 million compared to $35.8 million for fiscal 2009 primarily due to a decrease in gains on sale of loans. Also affecting the comparison to fiscal 2009 was a $377,000 gain on a bank owned life insurance ("BOLI") death claim benefit recorded in the quarter ended September 30, 2009 and a $134,000 non-recurring BOLI gain recorded during the quarter ended March 31, 2009 from transferring a number of the Bank's BOLI policies to a new insurance carrier.

Pre-provision net interest income increased to $6.41 million for the quarter ended September 30, 2010, from $6.39 million for the immediately prior quarter and from $6.22 for the comparable quarter one year ago. The increase in net interest income was primarily due to a decrease in funding costs and an increased level of average interest earnings assets for the current quarter. In spite of the challenging interest rate environment and elevated liquidity levels, Timberland's net interest margin remained strong at 3.77% for the current quarter compared to 3.85% for the quarter ended June 30, 2010 and 3.93% for the comparable quarter one year ago. The net interest margin was reduced by approximately ten basis points for the quarter ended September 30, 2010 by the reversal of interest income on loans placed on non-accrual during the quarter. For fiscal 2010, pre-provision net interest income increased 1% to $25.64 million compared to $25.30 million for fiscal 2009. Timberland's net interest margin for the twelve months ended September 30, 2010 was 3.87% compared to 4.01% for the twelve months ended September 30, 2009.

Timberland recorded a $2.0 million provision to its allowance for loan losses for the quarter ended September 30, 2010, compared to $750,000 in the preceding quarter and $3.2 million in the comparable quarter one year prior. Net charge-offs for the quarter ended September 30, 2010 totaled $1.6 million compared to $6.5 million for the quarter ended June 30, 2010 and $1.5 million for the quarter ended September 30, 2009. For fiscal 2010, the provision for loan losses totaled $10.6 million compared to $10.7 million for fiscal 2009. Net charge-offs were $13.5 million for fiscal 2010 compared to $4.4 million for fiscal 2009.

Primarily as a result of recording a non-cash $890,000 valuation allowance for the Company's MSR asset, non-interest income decreased 30% to $1.36 million for the fourth fiscal quarter from $1.94 million for the immediately prior quarter and decreased 7% from $1.46 million for the comparable quarter one year ago. The decrease in the fair value of the MSR asset was primarily a result of a decrease in mortgage interest rates during the quarter ended September 30, 2010. For fiscal 2010, non-interest income decreased 18% to $5.70 million from $6.95 million for fiscal 2009. The decrease was primarily a result of a decrease in the gain on sale of loans due to a lower level of mortgage banking activity, the valuation allowance on the MSR asset and non-recurring BOLI income that was included in fiscal 2009.

Total operating (non-interest) expenses decreased 6% to $6.03 million for the fourth fiscal quarter from $6.42 million for the immediately prior quarter and increased 12% from $5.39 million for the comparable quarter one year ago. The decrease in expenses compared to the immediately prior quarter was primarily due to decreased OREO expenses and decreased professional fees. The increase in expenses compared to the comparable quarter one year ago was primarily due to increased insurance expenses (FDIC and D&O), and to a lesser extent, increased salaries and employee benefits expenses and increased ATM expenses. Also affecting the comparison was a non-recurring gain from the sale of bank owned property which reduced premises and equipment expense by $235,000 for the quarter ended September 30, 2009.

For fiscal 2010, total operating expenses increased 8% to $24.64 million from $22.74 million for fiscal 2009. Increased insurance expenses (FDIC and D&O), increased OREO expenses, increased salaries and employee benefits expenses and increased premises and equipment expenses accounted for the majority of the increased expense.


About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank ("Bank"). The Bank opened for business in 1915 and serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 22 branches (including its main office in Hoquiam).

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Timberland Q4 Earnings
November 9, 2010
Page 6


Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and often include the words "believes," "expects," "anticipates," "estimates," "forecasts," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions or future or conditional verbs such as "may," "will," "should," "would" and "could." Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future performance. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated, including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Federal Reserve and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; our compliance with regulatory enforcement actions, including regulatory memoranda of understandings ("MOUs") to which we are subject; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; our ability to attract and retain deposits; further increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, the interpretation of regulatory capital or other rules and any changes in the rules applicable to institutions participating in the TARP Capital Purchase Program; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission.


Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management's beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements included in this report or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. We caution readers not to place undue reliance on any forward-looking statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2011 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company's operations and stock price performance.

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Timberland Q4 Earnings
November 9, 2010
Page 7


TIMBERLAND BANCORP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS               Three Months Ended
($ in thousands, except per share amounts)  Sept. 30,   June 30,   Sept. 30,
(unaudited)                                     2010       2010        2009
                                              ------     ------      ------
  Interest and dividend income
  Loans receivable                            $8,683     $8,764      $9,020
  Mortgage-backed securities and other
   investments                                   215        239         297
  Dividends from mutual funds                      8          9           9
  Interest bearing deposits in banks              90         90          38
                                              ------     ------      ------
    Total interest and dividend income         8,996      9,102       9,364

  Interest expense
  Deposits                                     1,821      1,950       2,150
  FHLB advances and other borrowings             768        761         990
                                              ------     ------      ------
    Total interest expense                     2,589      2,711       3,140
                                              ------     ------      ------
    Net interest income                        6,407      6,391       6,224

  Provision for loan losses                    2,005        750       3,243
                                              ------     ------      ------
    Net interest income after provision for
     loan losses                               4,402      5,641       2,981

  Non-interest income
  OTTI loss on mortgage-backed
   securities, net                              (148)      (152)     (1,300)
  Realized loss on mortgage-backed securities     (3)        --         (34)
  Service charges on deposits                  1,022      1,066       1,088
  Gain on sale of loans, net                     560        238         357
  Bank owned life insurance ("BOLI") net
   earnings                                      122        120         464
  Servicing income on loans sold                  48         32          27
  Valuation recovery (allowance)
   on mortgage servicing rights ("MSRs")        (890)        22         169
  ATM transaction fees                           432        439         342
  Other                                          213        176         345
                                              ------     ------      ------
    Total non-interest income                  1,356      1,941       1,458

  Non-interest expense
  Salaries and employee benefits               3,047      3,117       2,983
  Premises and equipment                         648        717         496
  Advertising                                    203        235         224
  OREO and other repossessed items expense,
   net                                           114        373          91
  ATM expenses                                   208        164         164
  FDIC insurance                                 336        317         192
  Postage and courier                            139        130         101
  Amortization of core deposit intangible         48         48          54
  State and local taxes                          173        159         154
  Professional fees                              102        193         198
  Other                                        1,011        969         731
                                              ------     ------      ------
    Total non-interest expense                 6,029      6,422       5,388
                                              ------     ------      ------

  Income (loss) before income taxes             (271)     1,160        (949)
  Provision (benefit) for income taxes          (130)       356        (681)
                                              ------     ------      ------
    Net income (loss)                         $ (141)    $  804      $ (268)
                                              ======     ======      ======

  Preferred stock dividends accrued           $  208     $  208      $  206
  Preferred stock discount accretion              54         53          50
                                              ------     ------      ------
  Net income (loss) to common shareholders    $ (403)    $  543      $ (524)
                                              ======     ======      ======

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Timberland Q4 Earnings
November 9, 2010
Page 8


  Earnings (loss) per common share:
    Basic                                     $(0.06)    $ 0.08      $(0.08)
    Diluted                                   $(0.06)    $ 0.08      $(0.08)
  Weighted average common shares outstanding:
    Basic                                  6,715,734  6,715,410   6,655,479
    Diluted                                6,715,734  6,715,410   6,655,479

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Timberland Q4 Earnings
November 9, 2010
Page 9


TIMBERLAND BANCORP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS                      Year Ended
($ in thousands, except per share)                  Sept. 30,       Sept. 30,
(unaudited)                                             2010            2009
                                                     -------         -------
Interest and dividend income
Loans receivable                                     $35,344         $37,249
Mortgage-backed securities and other investments         910           1,379
Dividends from mutual funds                               35              38
Interest bearing deposits in banks                       307             135
                                                     -------         -------
  Total interest and dividend income                  36,596          38,801

Interest expense
Deposits                                               7,807           9,472
FHLB advances and other borrowings                     3,154           4,032
                                                     -------         -------
  Total interest expense                              10,961          13,504
                                                     -------         -------
  Net interest income                                 25,635          25,297

Provision for loan losses                             10,550          10,734
                                                     -------         -------
  Net interest income after provision for loan
   losses                                             15,085          14,563

Non-interest income
OTTI loss on mortgage-backed securities, net          (2,176)         (3,531)
Realized loss on mortgage-backed securities              (20)            (91)
Service charges on deposits                            4,240           4,312
Gain on sale of loans, net                             1,547           2,828
BOLI net earnings                                        491             965
Servicing income on loans sold                           135             103
Valuation allowance on MSRs                             (890)             --
ATM transaction fees                                   1,619           1,261
Other                                                    750           1,102
                                                     -------         -------
  Total non-interest income                            5,696           6,949

Non-interest expense
Salaries and employee benefits                        12,066          11,801
Premises and equipment                                 2,768           2,574
Advertising                                              829             895
OREO and other repossessed items expense, net            882             643
ATM expenses                                             698             613
FDIC insurance                                         1,659             778
Postage and courier                                      539             549
Amortization of core deposit intangible                  191             217
State and local taxes                                    626             604
Professional fees                                        664             745
Other                                                  3,719           3,320
                                                     -------         -------
  Total non-interest expense                          24,641          22,739
                                                     -------         -------

Loss before income taxes                              (3,860)         (1,227)
Benefit for income taxes                              (1,569)           (985)
                                                     -------         -------
  Net loss                                           $(2,291)        $  (242)
                                                     =======         =======

Preferred stock dividends accrued                    $   832         $   643
Preferred stock discount accretion                       210             129
                                                     -------         -------
Net loss to common shareholders                      $(3,333)        $(1,014)
                                                     =======         =======

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Timberland Q4 Earnings
November 9, 2010
Page 10


Loss per common share:
           Basic                                     $ (0.50)        $ (0.15)
           Diluted                                   $ (0.50)        $ (0.15)

       Weighted average common shares outstanding:
           Basic                                   6,713,766       6,621,399
           Diluted                                 6,713,766       6,621,399

Timberland Q4 Earnings
November 9, 2010
Page 11


TIMBERLAND BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts)
(unaudited)                                  Sept. 30,   June 30,   Sept. 30,
Assets                                           2010       2010        2009
                                             --------   --------    --------
Cash and cash equivalents:
  Cash and due from financial institutions   $  9,466   $ 11,748    $ 10,205
  Interest-bearing deposits in other banks    102,320     83,507      56,257
                                             --------   --------    --------
                                              111,786     95,255      66,462

Certificate of deposits ("CDs") held for
 investment, at cost                           18,047     15,188       3,251
Mortgage-backed securities and other
 investments:
  Held to maturity, at amortized cost           5,066      5,604       7,087
  Available for sale, at fair value            11,119     11,578      13,471
FHLB stock                                      5,705      5,705       5,705

Loans receivable                              535,885    542,577     560,750
Loans held for sale                             2,970      1,454         630
Less: Allowance for loan losses               (11,264)   (10,900)    (14,172)
                                             --------   --------    --------
Net loans receivable                          527,591    533,131     547,208

Premises and equipment                         17,383     17,529      18,046
OREO and other repossessed items               11,519     12,957       8,185
BOLI                                           13,400     13,278      12,918
Accrued interest receivable                     2,630      2,709       2,805
Goodwill                                        5,650      5,650       5,650
Core deposit intangible                           564        612         755
Mortgage servicing rights, net                  1,929      2,683       2,618
Prepaid FDIC insurance assessment               3,268      3,569          --
Other assets                                    7,030      6,970       7,515
                                             --------   --------    --------
Total assets                                 $742,687   $732,418    $701,676
                                             ========   ========    ========

Liabilities and shareholders' equity
Deposits: Demand, non-interest-bearing       $ 58,755   $ 52,018    $ 50,295
Deposits: Interest-bearing                    520,114    515,967     455,366
                                             --------   --------    --------
  Total deposits                              578,869    567,985     505,661

FHLB advances                                  75,000     75,000      95,000
Federal Reserve Bank of San Francisco
 borrowings                                        --         --      10,000
Repurchase agreements                             622        713         777
Other liabilities and accrued expenses          2,788      3,041       3,039
                                             --------   --------    --------
Total liabilities                             657,279    646,739     614,477
                                             --------   --------    --------

Shareholders' equity
Preferred stock - $.01 par value; 1,000,000
 shares authorized;
  16,641 shares, Series A, issued and
   outstanding
  Series A shares: $1,000 per share
   liquidation value                           15,764     15,710      15,554
Common stock - $.01 par value; 50,000,000
 shares authorized;
  7,045,036 shares issued and outstanding      10,377     10,373      10,315
Unearned shares- Employee Stock Ownership
 Plan                                          (2,247)    (2,313)     (2,512)
Retained earnings                              62,238     62,641      65,854
Accumulated other comprehensive loss             (724)      (732)     (2,012)
                                             --------   --------    --------
Total shareholders' equity                     85,408     85,679      87,199
                                             --------   --------    --------
Total liabilities and shareholders' equity   $742,687   $732,418    $701,676
                                             ========   ========    ========

Timberland Q4 Earnings
November 9, 2010
Page 12


KEY FINANCIAL RATIOS AND DATA
($ in thousands, except per share amounts) (unaudited)


                                                    Three Months Ended
                                            ---------------------------------
                                            Sept. 30,    June 30,    Sept. 30,
                                                2010        2010         2009
                                            --------     -------     --------
PERFORMANCE RATIOS:
Return (loss) on average assets (a)          (0.08)%       0.45%      (0.16)%
Return (loss) on average equity (a)          (0.66)%       3.78%      (1.20)%
Net interest margin (a)                        3.77%       3.85%        3.93%
Efficiency ratio                              77.66%      77.08%       70.14%
Core efficiency ratio (b)                     66.66%      70.92%       59.49%

                                                        Year Ended
                                            ---------------------------------
                                            Sept. 30,                Sept. 30,
                                                2010                     2009
                                            --------                 --------
Loss on average assets                       (0.32)%                  (0.04)%
Loss on average equity                       (2.65)%                  (0.28)%
Net interest margin                            3.87%                    4.01%
Efficiency ratio                              78.65%                   70.52%
Core efficiency ratio                         67.03%                   61.15%


                                            Sept. 30,    June 30,    Sept. 30,
                                                2010        2010         2009
                                            --------     -------     --------
ASSET QUALITY RATIOS:
Non-performing loans                        $ 24,864    $ 21,031     $ 29,287
Non-performing investment securities           3,390       3,482          477
OREO and other repossessed assets             11,519      12,957        8,185
                                            --------    --------     --------
Total non-performing assets                 $ 39,773    $ 37,470     $ 37,949
                                            ========    ========     ========

Non-performing assets to total assets (c)       5.36%       5.12%        5.41%
Allowance for loan losses to
 non-performing loans                             45%         52%          48%
Allowance for loan losses to net loans
 receivable                                     2.09%       2.00%        2.52%
Troubled debt restructured loans (d)        $ 16,400    $ 14,359     $  9,492
Past due 90 days and still accruing         $  1,325    $  1,198     $    796

CAPITAL RATIOS:
Tier 1 leverage capital                        10.96%       11.25%      12.24%
Tier 1 risk based capital                      15.00%       14.70%      14.67%
Total risk based capital                       16.26%       15.96%      15.94%
Tangible capital to tangible assets            10.75%       10.94%      11.62%

BOOK VALUES:
Book value per common share                   $ 9.89       $ 9.93     $ 10.17
Tangible book value per common share (e)      $ 9.00       $ 9.04      $ 9.26
-------------
(a)  Annualized
(b) Calculation excludes OTTI losses, OREO expenses, realized losses on investment securities, valuation allowance /recovery on MSRs and amortization of CDI. For the year ending September 30, 2010 the non-recurring FDIC insurance expense accrual adjustment ($512) has also been excluded.
(c) Non-performing assets include non-accrual loans, non-accrual investment securities, and other real estate owned and other repossessed assets
(d) At September 30, 2010, $7,405 of the $16,400 in troubled debt restructured loans were on non-accrual status and included on total non-performing loans. At June 30, 2010, $5,464 of the $14,359 in troubled debt restructured loans were on non-accrual status and included in total non-performing loans. At September 30, 2009, all troubled debt restructured loans were on non-accrual status and included in total non-performing loans.
(e) Calculation subtracts goodwill and core deposit intangible from the equity component.

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Timberland Q4 Earnings
November 9, 2010
Page 13


AVERAGE BALANCE SHEETS:                             Three Months Ended
                                            ---------------------------------
                                            Sept. 30,    June 30,    Sept. 30,
                                                2010        2010         2009
                                            --------     -------     --------
Average total loans                         $544,561    $552,055     $563,159
Average total interest-earning assets (a)    678,925     663,511      633,803
Average total assets                         737,854     721,001      685,534
Average total interest-bearing deposits      518,683     508,185      444,241
Average FHLB advances and other borrowings    75,584      75,859       95,668
Average shareholders' equity                  86,086      85,101       89,164


                                                       Year Ended
                                            ---------------------------------
                                            Sept. 30,                Sept. 30,
                                                2010                     2009
                                            --------                 --------
Average total loans                         $550,050                 $564,741
Average total interest-earning assets (a)    661,697                  631,154
Average total assets                         718,179                  679,005
Average total interest-bearing deposits      499,473                  440,143
Average FHLB advances and other borrowings    78,402                   97,393
Average shareholders' equity                  86,570                   86,383

--------------------------------------------
(a)  Includes loans on non-accrual status